As filed with the Securities and Exchange Commission on August 4, 2000

                                                  Registration No. 333-_______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

          ------------------------------------------------------------
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

          ------------------------------------------------------------

                         INTERFERON SCIENCES, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                                22-2313648
 (State or other jurisdiction of                    (I.R.S. Employer
   incorporation or organization)                   Identification Number)
          ------------------------------------------------------------

                                783 JERSEY AVENUE
                            NEW BRUNSWICK, NJ  08901
                                 (732) 249-3250

  (Address,        including zip code,  and  telephone  number,  including  area code, of registrant's principal executive offices)

                                         LAWRENCE M. GORDON, ESQ.
                             Chief Executive Officer

                            Interferon Sciences, Inc.

                                783 Jersey Avenue

                         New Brunswick, New Jersey 08901

                                 (732) 249-3250

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                                          ROBERT J. HASDAY, ESQ.
                          Duane, Morris & Heckscher LLP

                              380 Lexington Avenue

                            New York, New York 10168

                                 (212) 692-1010

                                  -------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than the securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c)under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

                                                    Proposed Maximum       Proposed
                                                     Offering Price        Maximum
    Title of Each Class of                              Per Share         Aggregate          Amount of
          Securities                Amount to                           Offering Price   Registration Fee
       to be Registered           be Registered


Common Stock, par value $.01         23,312,302(1)        $1.56        $36,367,191            $9,600.94(2)
per share


(1) The securities being registered hereby consist of shares of common stock offered from time to time for resale by certain selling security holders, including shares issuable upon exercise of warrants. Also registered hereunder is such indeterminate number of additional shares of common stock that may become issuable pursuant to the anti-dilution provisions of such warrants.

(2) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the amount of the registration fee and based upon the average of the high and low prices per share of the common stock, on August 1, 2000, as reported on the OTC Bulletin Board, of $1.56.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

         INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC IS EFFECTIVE. THIS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS                                                SUBJECT TO COMPLETION
                                                             August 4, 2000



                            INTERFERON SCIENCES, INC.

                        23,312,302 SHARES OF COMMON STOCK

         We have prepared this prospectus to allow the selling stockholders we identify herein to sell up to 23,312,302 shares of our common stock (which includes 11,735,451 shares of common stock issuable upon exercise of warrants). We will not receive any of the proceeds from the sale of common stock by the selling stockholders. However, we could receive up to $17,353,177 upon exercise of the warrants. Any proceeds we receive from the exercise of the warrants will be used for general corporate purposes.

         Our common stock is traded on the OTC Bulletin Board under the symbol "IFSC." On August 2, 2000, the last reported sale price of our common stock on the OTC Bulletin Board was $1.625 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.


NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE COMMON STOCK NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is August __, 2000.

                                   THE COMPANY

         Interferon Sciences, Inc. is a biopharmaceutical company which studies, manufactures, and sells pharmaceutical products based on its highly purified, multispecies, natural source alpha interferon ("Natural Alpha Interferon"). Our ALFERON N Injection(R) (Interferon Alfa-n3) product has been approved by the United States Food and Drug Administration ("FDA") for the treatment of certain types of genital warts and we have studied its potential use in the treatment of HIV, hepatitis C, and other indications. We have also studied ALFERON N Gel(R) and ALFERON LDO(R), our topical and oral formulations of Natural Alpha Interferon, for the potential treatment of viral and immune system diseases. In addition, we are seeking to enter into collaborations with companies in the areas of cancer, infectious diseases, and immunology. Our strategy is to utilize our expertise in regulatory affairs, clinical trials, manufacturing, and research and development to acquire equity participations in early stage companies. Our principal executive offices are located at 783 Jersey Avenue, New Brunswick, New Jersey 08901, and our telephone number is (732) 249-3250.

                                  RISK FACTORS

         You should carefully consider the following factors, as well as the other information in this prospectus, before purchasing our common stock.

         You should be cautioned that the following important factors have affected, and in the future could affect, our actual results. There may be additional factors not discussed in this prospectus that could also affect future results. These factors could cause our future financial results to differ materially from those expressed in any forward-looking statements made by us. Forward-looking statements may relate to such matters as:

-        our ability to generate future revenues;

-        the potential commercialization of our products; and

- our ability to enter into future business collaborations and marketing partnerships.

         Forward-looking statements may include words such as "will," "should," "could," "anticipate," "believe," "plan," "estimate," "expect," "intend," and other similar expressions. This list does not constitute all factors which you should consider prior to making an investment decision in our securities. You should also not assume that the information contained herein is complete or accurate in all respects after the date of this filing. We disclaim any duty to update the statements contained herein.

HISTORY OF OPERATING LOSSES; UNCERTAINTY OF FUTURE FINANCIAL RESULTS.

         We have experienced significant operating losses since our inception in 1980. For the years ended December 31, 1999, 1998, and 1997, we had losses from operations of $5.4 million, $20.8 million, and $22.4 million, respectively. We expect such losses to continue until significant sales of ALFERON N Injection occur, or we enter into successful collaborations with other companies. Although we received approval to market ALFERON N Injection for the treatment of genital warts from the FDA in October 1989 and from certain foreign countries many years ago, we have had only limited revenues from the sale of ALFERON N Injection. There can be no assurance that sales of ALFERON N Injection will ever reach a level which will enable us to operate profitably. Future financial results will be affected by, among other things, the following factors:

-        our ability to increase the market for ALFERON N Injection;

-        the willingness of potential strategic partners to market ALFERON N
         Injection;

-        our ability to enter into collaborations with promising companies;

-        the costs related to any new collaborations with other companies;

-        the progress of our research and development programs;

-        the progress of our preclinical and human clinical studies;

- the time, costs, and ability of obtaining regulatory approvals for those products subject to such approvals;

-        our ability to protect our proprietary rights;

-        the costs of protecting our patent claims;

-        competing technological and market developments;

- manufacturing costs associated with our various products and potential products; and

-        the costs of commercializing and marketing our products.

NEED FOR ADDITIONAL CAPITAL.

         Additional funds will be required to:

-        enable us to continue our research and development activities;

-        conduct preclinical and clinical studies;

-        fund our obligations in any new collaborations with other companies;and

-        manufacture and market our products.

         Management is likely to pursue various financing alternatives to obtain these funds, including:

-        equity issuances;

-        lease financing;

-        collaborative arrangements with partners; and/or

-        asset-based financing.

         The level of expenditures required for these activities will depend in part on the extent to which we develop, manufacture, and market ALFERON N Injection independently or with other companies through collaborative arrangements. Our future capital requirements will also depend, among other things, on one or more of the following factors:

-        our obligations in any new collaborations;

-        the extent and progress of our research and development programs;

-        the progress of preclinical and clinical studies;

- the time and costs of obtaining regulatory clearances for those products subject to such clearances;

-        the costs involved in filing, protecting, and enforcing patent claims;

-        competing technological and market developments;

-        the cost of capital expenditures at our manufacturing facilities;

-        the costs of marketing and commercializing our products; and

- our ability to attract partners to help market and/or manufacture our products.

         There is no assurance that funding to carry on these activities will be available at all or on favorable terms to permit successful commercialization of ALFEERON N Injection or of any products which we collaborate on with other companies

         If adequate funds are not available, we may be required to:

-        curtail one or more of our research and development programs;

-        curtail manufacturing and commercialization programs; and/or

- obtain funds through arrangements with collaborative partners or others, if possible.

         These arrangements may require us to relinquish certain technology or product rights, including patent and other intellectual property rights.

NO GUARANTEED SOURCE OF REQUIRED MATERIALS.

         We use a number of essential materials in the production of ALFERON N Injection, including human white blood cells, and we have a limited number of sources from which to obtain such materials. We do not have long-term agreements for the supply of any of such materials. There can be no assurance we can enter into long-term supply agreements covering essential materials on commercially reasonable terms, if at all. If we are unable to obtain the required raw materials, we may be required to scale back our operations or stop manufacturing ALFERON N Injection. The costs and availability of products and materials we need for the commercial production of ALFERON N Injection and other products which we may commercially produce are subject to fluctuation depending on a variety of factors beyond our control, including competitive factors, changes in technology, and FDA and other governmental regulation and there can be no assurance that we will be able to obtain such products and materials on terms acceptable to us or at all.

LIMITED MARKETING PROGRAM.

         In June 1998, we entered into an agreement with Integrated Commercialization Services, Inc. ("ICS"), a subsidiary of Bergen Brunswig Corporation, pursuant to which ICS became the sole United States distributor of ALFERON N Injection. ICS also provides clinical and product information, reimbursement information and services, and management of patient assistant services. In addition, we currently have marketing arrangements for the distribution of ALFERON N Injection in Mexico and Germany. Unless we successfully develop our own sales force or enter into additional marketing arrangements with other companies, we will be dependent on the ability of our current distributors to sell sufficient quantities of ALFERON N Injection to allow us to operate profitably. There can be no assurance that we will be able to develop our own sales force or enter into additional marketing agreements on acceptable terms, if at all, or that we will be able to successfully market and sell ALFERON N Injection or any other product.

PRODUCTS UNDER DEVELOPMENT.

         We are currently evaluating the development of ALFERON N Injection for the treatment of multiple sclerosis and certain types of cancer. We are also planning a clinical study testing ALFERON N Injection and certain ablative therapies (such as laser treatment, cryosurgery, and acid) as combination therapy for the treatment of genital warts. However, there can be no assurance that these products will be cost-effective, safe, or effective treatments for these diseases, and there is no assurance of receiving regulatory approvals to market these products. We cannot market such products until such approvals are obtained. Even if such approvals are obtained, there can be no assurance that any of these products will be successful or will produce significant revenues or profits. Our ability to become profitable depends on the successful commercial development of these products or our entering into successful collaborations with other companies.

POTENTIAL SIDE EFFECTS.

         We manufacture and sell only one FDA approved product, ALFERON N Injection for the treatment of refractory or recurring external genital warts in adults. In clinical trials conducted for the treatment of genital warts with ALFERON N Injection, patients did not experience serious side effects; however, there can be no assurance that unexpected or unacceptable side effects will not be found in the future for this use or other potential uses of this product or for any other product which we may develop which could threaten or limit such product's usefulness.

RISK OF PRODUCT LIABILITY.

         Our products have undergone or will undergo extensive clinical testing prior to the granting of any regulatory approval for the purpose, among other things, of determining the safety of such products. We may sell products which cause unexpected adverse reactions or result in an allergic or other reaction or which are alleged to have unacceptable adverse side effects. Product liability risk is inherent in the testing, manufacture, marketing, and sale of our products, and there can be no assurance that we will be able to avoid significant product liability exposure. Such liability might result from claims made directly by consumers or by pharmaceutical companies or others selling such products. It is impossible to predict the scope of injury or liability from such unexpected reactions, or the measure of damages which might be imposed as a result of any claims or the cost of defending such claims. We have a product liability insurance policy in the amount of $10,000,000. Although we believe this amount is sufficient, there is no assurance that we will be able to maintain such coverage, and even if we do maintain it, in the event that we become subject to liability claims in excess of any insurance coverage we may have in effect, we may not have sufficient assets or liquidity to satisfy such claims which could result in the inability to continue our operations. Furthermore, any published reports or rumors suggesting a link between any of our products and injury to a person could be expected to materially impair our ability to market such product.

SUBSTANTIAL COMPETITION.

         Many of our potential competitors are among the largest pharmaceutical companies in the world, are well known to the public and the medical community, and have substantially greater financial resources, product development, and manufacturing and marketing capabilities than we or our marketing partners have.

         In the United States and Mexico, we currently compete with Schering-Plough Corp.'s ("Schering") injectable recombinant interferon product for the treatment of genital warts. Minnesota Mining & Manufacturing Co. also received FDA approval for its immune-response modifier, Aldara(R), a self-administered topical cream, for the treatment of genital warts. ALFERON N Injection also competes with surgical, chemical, and other methods of treating genital warts. We cannot assess the impact products developed by our competitors or advances in other methods of the treatment of genital warts will have on the commercial viability of ALFERON N Injection.

         If and when we obtain additional approvals of uses of our products, we expect to compete primarily on the basis of product performance. Our potential competitors have developed or may develop products (containing either alpha interferon or other therapeutic compounds) or other treatment modalities for those uses. In the United States, two recombinant forms of beta interferon have been approved for the treatment of relapsing-remitting multiple sclerosis. There can be no assurance that, if we are able to obtain regulatory approval of ALFERON N Injection for the treatment of new indications, we will be able to achieve any significant penetration into those markets. In addition, because certain of the competitive products are not dependent on a source of human blood cells, such products may be able to be produced in greater volume and at a lower cost than ALFERON N Injection.

         Currently, our wholesale price on a per unit basis of ALFERON N Injection is substantially higher than that of the competitive recombinant alpha interferon products.

         Other companies may succeed in developing products earlier than we do, obtaining approvals for such products from the FDA more rapidly than we do, or developing products that are more effective than those we may develop. While we will attempt to expand our technological capabilities in order to remain competitive, there can be no assurance that research and development by others or other medical advances will not render our technology or products obsolete or non-competitive or result in treatments or cures superior to any therapy we develop.

POTENTIAL PATENT INFRINGEMENT CLAIMS.

         On March 5, 1985, the United States Patent and Trademark Office issued a patent to Hoffmann-La Roche, Inc. ("Hoffmann") claiming purified human alpha (leukocyte) interferon (regardless of how it is produced). F. Hoffmann-LaRoche Ltd. ("Roche"), the parent of Hoffmann, also has been issued patents covering human alpha interferon in many countries throughout the world. As of March 31, 1995, we obtained a non-exclusive perpetual license from Hoffmann and Roche which grants us the worldwide rights to make, use, and sell, without a potential patent infringement claim from Hoffmann or Roche, any formulation of Natural Alpha Interferon. The license permits us to grant marketing rights with respect to Natural Alpha Interferon products to third parties, except that we cannot grant marketing rights with respect to injectable formulations of Natural Alpha Interferon in any country in which Hoffmann or Roche has patent rights covered by the license to any third party not listed on a schedule of approximately 50 potential marketing partners without the consent of Hoffmann and Roche, which consent cannot be unreasonably withheld. There can be no assurance that we will not want to grant such marketing rights to a third party not listed on such schedule, or that Hoffmann and Roche will not withhold the required consent. In addition, if such license were terminated, we may be subject to a patent infringement lawsuit by Hoffmann and Roche if we continue to market Natural Alpha Interferon products. If such a suit were brought, we would have to either counterclaim to attempt to invalidate the Hoffmann and Roche patents or prove that we do not infringe such patents.

         In addition, there may have been other patent applications filed in the United States and in foreign countries, some of which may have been filed by our potential competitors, with respect to the technologies and/or products which we may require to produce our current and proposed products. If any of such patents issue in the United States or in foreign countries in a form which covers our products or processes, we would be required to obtain licenses under such patents in connection with the domestic and international commercialization of such products. There can be no assurance that we could obtain licenses under any of such patents if so issued, particularly if they were issued to companies directly in competition with us, or that, even if we could obtain licenses, we could do so on commercially reasonable terms.

         If the sale or use of any of our products were to become the basis of a patent infringement lawsuit, assuming we could not obtain a license on satisfactory terms, we may be required to incur substantial litigation expenses, and such litigation could also consume substantial management time, which could have a material adverse effect upon our financial condition even if we were successful in the litigation. If we were not successful in such litigation, we may be required to pay a royalty for the use of the claimed patents or cease producing the products and redevelop the products in such a way as to avoid infringing any claimed patent rights. There can be no assurance in such case that we could obtain a license under such patents on commercially reasonable terms or at all, or that we could successfully redevelop the products to fall outside the scope of the claim.

         Our policy is to seek licenses if we believe that the terms of such licenses, when weighed against the expense and uncertainties of potential litigation, are cost effective.

POSSIBLE INABILITY TO PROTECT TECHNOLOGY.

         To a significant extent, the ability of the Company to protect its rights in any products or technology it may develop depends upon its ability to obtain suitable patent or similar protection. The ability of the Company to obtain patents, and the nature, extent, and enforceability of the intellectual property rights that are obtained as a result of the Company's research, involve complex legal and factual issues. New technology and products developed by the Company may not qualify for patent protection or, if they do qualify, may be subject to challenge or to protracted judicial proceedings. In addition, the Company may determine not to seek additional patent or other protection for its technology or products. It is not certain that other patents will be issued or, if issued, that they will afford the Company protection from competitive products. Although the Company's practice is to require its technical and scientific employees and consultants to execute confidentiality agreements covering proprietary information, there can be no assurance that others will not independently make similar discoveries or otherwise obtain access to proprietary information of the Company. In addition, the Company has a non-exclusive license agreement with Hoffmann and Roche which enables the Company to sell its products. There can be no assurance that Hoffmann or Roche has not granted or will not grant a similar license to another company with considerably greater financial, technical, and marketing resources than the Company or that Hoffmann or Roche will not enter the market itself with a competitive product.

         While the Company has recently been issued a United States patent for Natural Alpha Interferon produced from human peripheral blood leukocytes and its production process and has several patent applications pending, it is possible that others have or may develop equivalent or superior products or technologies which would not fall within the scope of the Company's patent claims or which might involve inventions similar in scope to those of the Company for which patent or similar rights are obtained by others prior to the time that the Company is able to do so.

REGULATORY APPROVALS.

         The production and marketing of our products in the United States, as well as our ongoing research and development activities, are subject to regulation by governmental agencies, most significantly the FDA. Such regulation includes requirements for obtaining FDA approval prior to marketing each of our products in the United States. In order to obtain such FDA approval, we must demonstrate, among other things, the safety and efficacy of each product through pre-clinical and clinical testing. Obtaining such approvals is a time-consuming process and requires the expenditure of substantial resources. Each facility in which the products are produced and packaged, whether operated by us or a third party, must meet the FDA's standards for current good manufacturing practices and must also be approved prior to marketing any product produced or packaged in such facility. Any significant change in the production process which may be commercially required, including changes in sources of certain raw materials, or any change in the location of the production facilities will also require FDA approval. To the extent we do not handle a specific portion of the manufacturing process for a product, we must similarly receive FDA approval for the participation by such third party in the manufacturing process. For example, we have an agreement with Abbott Laboratories, Inc. ("Abbott") pursuant to which Abbott formulates and packages ALFERON N Injection. We presently have a biologic establishment license for the facilities in which we produce ALFERON N Injection, which includes the facilities in which Abbott formulates and packages ALFERON N Injection. If our or Abbott's present manufacturing facilities were damaged or destroyed or our agreement with Abbott were terminated, there can be no assurance that FDA approval could be obtained for another facility or that another facility could be built and approved on a timely basis or on commercially reasonable terms. Delays in obtaining, or the failure to obtain, any necessary regulatory approvals could have a material adverse effect on our ability to develop, produce, and sell our products. In addition, if we fail to comply in any respect with FDA requirements with respect to the production and marketing of biological drug products, we could be subject to potential civil and criminal penalties. In addition, our products could be subject to seizure and other civil enforcement action. Because of the uncertain nature of many of these requirements, there can be no assurance that regulatory problems of this type will not occur.

FOREIGN REGULATORY APPROVALS.

         To market our products outside of the United States, we are subject to numerous and varying foreign regulatory requirements, implemented by foreign health authorities, governing the design and conduct of human clinical trials and marketing approval. The approval procedure varies among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. At present, foreign marketing authorizations are applied for at a national level, although certain registration procedures are available within the European Union (the "EU") to companies wishing to market a product in more than one EU member country. If a regulatory authority is satisfied that adequate evidence of safety, quality, and efficacy has been presented, marketing authorization is usually granted. The foreign regulatory approval process includes all of the risks associated with obtaining FDA approval set forth above. Approval by the FDA does not ensure approval by other countries. There can be no assurance that our products will receive such approvals. In addition, under certain circumstances, we may be required to obtain FDA authorization to export products for sale in foreign countries. For instance, in most cases, we may not export products that have not been approved by the FDA unless we first obtain an export permit from the FDA. However, these FDA export restrictions generally do not apply if our products are exported in conformance with their United States approvals or are manufactured outside the United States. At the present time, we do not have any foreign manufacturing facilities.

ROYALTY OBLIGATIONS.

         We have entered into certain license agreements pursuant to which we are obligated to pay royalties based upon the commercial exploitation of our products. Royalty payments under such license agreements with respect to ALFERON N Injection, ALFERON N Gel, and ALFERON LDO could aggregate up to 9.5%, 13.5%, and 19.5%, respectively, of our net sales of such products. Such royalty obligations, together with any additional royalties which may become obligated to pay in the future, may limit our marketing strategies and prevent us from obtaining adequate profit margins and could have a material adverse effect on the commercial exploitation of our products.

         In connection with the acquisition of certain intellectual property and technology rights from GP Strategies Corporation ("GP"), we agreed to pay GP a royalty of $1 million. Such amount is payable if and when we generate income before income taxes, limited to 25% of such income before income taxes per year until such amount is paid in full.

RETENTION OF KEY PERSONNEL.

         Because of the specialized scientific nature of our business, it is necessary to attract and retain personnel with a wide variety of scientific capabilities. Competition for such personnel is intense. There can be no assurance that we will continue to attract and retain personnel of high scientific caliber. Other than Mr. Gordon, our Chief Executive Officer, Dr. Schutzbank, our President, and Dr. Ronel, our Chairman of the Board, none of our other key employees have employment agreements. We do not maintain key man life insurance for any of our key employees and do not intend to obtain such insurance. If we lose the services of certain of our employees, it could have a material adverse effect on the Company's operations.

PREFERRED STOCK.

         Our charter allows us to issue up to 5,000,000 shares of preferred stock, the rights, preferences, qualifications, limitations, and restrictions of which may be fixed by the Board of Directors without any further vote or action by the stockholders. The ability to issue the preferred stock could have the effect of delaying, deferring, or preventing the change of control of ISI.

OPTIONS AND WARRANTS.

         As of August 4, 2000, the Company had outstanding options and warrants to purchase 13,329,526 shares of common stock. For the life of the outstanding options and warrants, the holders are given, at nominal cost, the opportunity to profit if the price for the common stock in the public market exceeds the exercise price of the options or warrants, without assuming the risk of ownership, with a resulting dilution in the interest of other security holders. If the public market price of the common stock does not rise above the exercise price of the options or warrants during the exercise period, then such securities will expire worthless. As long as the outstanding options and warrants remain unexercised, the terms under which the Company could obtain additional capital may be adversely affected. Moreover, the holders of these securities may be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of its securities on terms more favorable than those provided by these securities.

POSSIBLE VOLATILITY OF STOCK PRICE; LIMITED LIQUIDITY; ABSENCE OF DIVIDENDS.

         The market price of our common stock may experience a high level of volatility, as frequently occurs with publicly traded emerging growth companies and biosciences companies. The market price of our stock may be significantly impacted, among other things, by:

- announcements of technological innovations or new commercial products by us or our competitors;

-        developments or disputes concerning patent or proprietary rights;

- publicity regarding actual or potential medical results relating to products under development by us or our competitors;

- general regulatory developments affecting our products in both the United States and foreign countries;

- market conditions for emerging growth companies and biosciences companies and economic and other internal and external factors;

-        period-to-period fluctuations in financial results; and

- our ability to enter into collaborations with third parties to market our products.

         We have never declared or paid any cash dividends on our common stock and do not intend to do so for the foreseeable future.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

         As of August 4, 2000, we had 16,622,924 outstanding shares of common stock, approximately 5.4 million of which are available for sale in the public marketplace and the remaining approximately 11.2 million of which will become available for sale on October 13, 2000. There were also outstanding stock options to purchase an aggregate of 1,887,260 shares of common stock at a price of $ .25 per share and warrants to purchase 11,235,451 shares of common stock at a price of $1.50 per share. Shares of common stock which may be issued under outstanding options and warrants will be available for sale in the public markets. In addition, certain holders of the common stock have certain demand and piggyback registration rights pursuant to a registration rights agreement between ISI and these holders. No prediction can be made as to the effect, if any, that sales of shares of common stock or the availability of such shares for sale will have on the market prices of the common stock prevailing from time to time. The possibility that substantial amounts of common stock may be sold in the public market may adversely affect prevailing market prices for the common stock. This could impair our ability to raise capital through the sale of equity securities. Further, if we were required to include shares, through exercise of the outstanding piggyback registration rights, in a company-initiated registration, the sale of such shares could have a material adverse effect on our ability to raise additional capital.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all of their common stock:

- Annual Report on Form 10-K for the year ended December 31,1999, as amended; and

- Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000.

         To obtain a copy of these filings at no cost, you may write or telephone us at the following address:

                           Chief Financial Officer
                           Interferon Sciences, Inc
                           783 Jersey Avenue
                           New Brunswick, New Jersey  08901
                           (732) 249-3250

         This prospectus contains forward-looking statements relating to future events or our future financial performance. These statements are only predictions and actual events or results may be materially different from our predictions. In evaluating these statements, you should consider the various factors identified in this prospectus, including but not limited to the matters set forth under the heading "Risk Factors," which could cause actual results to differ materially from those indicated by such forward-looking statements.

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. Neither we nor the selling stockholders have authorized anyone else to provide you with different information. Neither we nor the selling stockholders are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the prospectus.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. If all the warrants are exercised in full, the Company will receive up to approximately $17.4 million, which will be used for general corporate purposes. There can be no assurance, however, that the selling stockholders will exercise the warrants in full or at all.

                              SELLING STOCKHOLDERS

         This prospectus relates to the offering by the selling stockholders named in this prospectus of up to 23,312,302 shares of common stock. All of the selling stockholders have acquired the shares of common stock in private placements and may acquire additional shares of common stock upon the exercise of warrants issued in the private placements.

         The following table sets forth important information with respect to the selling stockholders as of August 4, 2000, as follows:

- the name and position or other material relationship within the past three years of the selling stockholders with us;

- the number of shares of common stock beneficially owned by the selling stockholders (including shares issuable upon exercise of warrants exercisable within 60 days of August 4, 2000) prior to this offering;

- obtainable under warrants exercisable within 60 days of August 4, 2000 prior to this offering;

- the number of shares of common stock being offered through this prospectus; and

- the number and percentage of shares of common stock to be beneficially owned by the selling stockholders after the sale of the shares of common stock being offered through this prospectus.

The selling stockholders do not have to sell all of the shares of common stock that they own.


                        Number of Shares Number of Shares

                                   Beneficially       Issuable Upon                       Shares Beneficially Owned
                                  Owned Prior to       Exercise of        Number of          After the Offering
                                    the Offering         Warrants        Shares Offered
                                                                            Hereby        Number   Percentage

Selling Stockholder

Anfel Trading Ltd.                    757,576          378,788(1)         757,576(3)         0             0

Marc L. Bailin                        75,758            37,879(1)         75,758(3)          0             0

Balmore S.A.                         1,515,152         757,576(1)        1,515,152(3)        0             0

Arnaldo Barros                        454,546          227,273(1)         454,546(3)         0             0

B&B Trading Retirement Plan           75,758            37,879(1)         75,758(3)          0             0

Ismelia Costa Belmont                 120,000           60,000(1)         120,000(3)         0             0

Ethan Benovitz                        75,758            37,879(1)         75,758(3)          0             0

Daniel Berger                         151,516           75,758(1)         151,516(3)         0             0

John W. Blaha                         37,880            18,940(1)         37,880(3)          0             0

Martin Blech                          90,910            45,455(1)         90,910(3)          0             0

Bruce Bridges                         30,000            15,000(1)         30,000(3)          0             0

Celeste Trust Reg.                   1,515,152         757,576(1)        1,515,152(3)        0             0

Central Yeshiva Beth Joseph           237,123          146,971(1)         237,123(3)         0             0

Clarex Limited                        300,000          150,000(1)         300,000(3)         0             0

Congregation Ohel Torah               75,758            37,879(1)         75,758(3)          0             0

Robert Degirmenci                     75,758            37,879(1)         75,758(3)          0             0

Robert H. Donehew                     30,304            15,152(1)         30,304(3)          0             0

Donehew Fund Limited                  272,728          136,364(1)         272,728(3)         0             0
Partnership

Stella Eros Trust                     400,000          200,000(1)         400,000(3)         0             0

Richard and Kenneth Etra              37,880            18,940(1)         37,880(3)          0             0

Steven Etra                           189,394           94,697(1)         189,394(3)         0             0

Steven Gluckstein, IRA                50,000            25,000(1)         50,000(3)          0             0

Ari S. Goldman                        96,000            48,000(1)         96,000(3)          0             0

Martin Goldman                        80,000            40,000(1)         80,000(3)          0             0

GP Strategies Corporation             841,400          500,000(2)         841,400(3)         0             0

Frank V. Grace                        75,758            37,879(1)         75,758(3)          0             0

HAA, Inc.                             454,546          227,273(1)         454,546(3)         0             0

Harbor Trust                             0            1,363,637(1)      2,727,274(3)(4)      0             0

Harnof Investments Limited            303,032          151,516(1)         303,032(3)         0             0

John Heilshorn                        113,638           56,819(1)         113,638(3)         0             0

Charlotte Horowitz                    121,214           60,607(1)         121,214(3)         0             0

Benjamin J. Jesselson 8/21/74         757,576          378,788(1)         757,576(3)         0             0
Trust

Michael G. Jesselson 12/18/80        1,515,152         757,576(1)        1,515,152(3)        0             0
Trust

Richard Kandel                        151,516           75,758(1)         151,516(3)         0             0

Scott J. Koppelman                    200,000          100,000(1)         200,000(3)         0             0

KSH Strategic Investment Fund         757,576          378,788(1)         757,576(3)         0             0
I, LP

Alan and Penny Layton                 37,880            18,940(1)         37,880(3)          0             0

George Lichtenstein                   170,455           85,227(1)         170,455(3)         0             0

Lightning Ltd.                        151,516           75,758(1)         151,516(3)         0             0

Keith Lippert                         75,758            37,879(1)         75,758(3)          0             0

Low Family Trust                      151,516           75,758(1)         151,516(3)         0             0

Robert A. Mackie                      340,000          170,000(1)         340,000(3)         0             0

Magic Consulting Corp.                200,000          100,000(1)         200,000(3)         0             0

Markham Holdings Limited              303,032          151,516(1)         303,032(3)         0             0

Martin Marlow                         75,758            37,879(1)         75,758(3)          0             0

Abraham Masliansky                    400,000          200,000(1)         400,000(3)         0             0

Maria Molinsky                        200,000          100,000(1)         200,000(3)         0             0

Sean Molloy                           30,000            15,000(1)         30,000(3)          0             0

New Millennium Biotech                303,032          151,516(1)         303,032(3)         0             0

Jules Nordlicht                       303,032          151,516(1)         303,032(3)         0             0

Mark Nordlicht                       1,212,122         606,061(1)        1,212,122(3)        0             0

Steven Oliveira                       200,000          100,000(1)         200,000(3)         0             0

One Route 340 Corp.                   75,758            37,879(1)         75,758(3)          0             0

Ruthy Parnes                          151,516           75,758(1)         151,516(3)         0             0

Lawrence L. Pickens                   37,880            18,940(1)         37,880(3)          0             0

Mary Ann Pickens                      75,758            37,879(1)         75,758(3)          0             0

Richard S. Post                       37,880            18,940(1)         37,880(3)          0             0

Earl H. Powers                        75,758            37,879(1)         75,758(3)          0             0

Dov Rauchwerger                       181,820           90,910(1)         181,820(3)         0             0

RBB Bank Aktiengesellschaft          1,760,000         880,000(1)        1,760,000(3)        0             0

Thomas Redington                      136,364           68,182(1)         136,364(3)         0             0

Daniel Saks                           75,758            37,879(1)         75,758(3)          0             0

Marvin Schick                         151,516           75,758(1)         151,516(3)         0             0

Frank J. Schultheis                   151,516           75,758(1)         151,516(3)         0             0

Elliot S. Schwartz and Michael        75,758            37,879(1)         75,758(3)          0             0
Ettinger - Tenants in Common

Seaview Global Fund, LP               80,000            40,000(1)         80,000(3)          0             0

Abraham Shapiro                       75,758            37,879(1)         75,758(3)          0             0

Charles Silberstein                   30,304            15,152(1)         30,304(3)          0             0

Gary Stein                            60,608            30,304(1)         60,608(3)          0             0

Richard S. Thompson                   75,758            37,879(1)         75,758(3)          0             0

Michele Faskowitz Treister            30,304            15,152(1)         30,304(3)          0             0

Nelson M. Tuchman                     75,758            37,879(1)         75,758(3)          0             0

Israel Wallach                        30,304            15,152(1)         30,304(3)          0             0

Teddy Wallach                         60,608            30,304(1)         60,608(3)          0             0

Zvi Weinreb                           151,516           75,758(1)         151,516(3)         0             0

Stephen Weiss                         30,304            15,152(1)         30,304(3)          0             0

Yeshiva Gimel Daled Inc.              303,032          151,516(1)         303,032(3)         0             0

Yeshiva Madreigas HaAdam              100,000           50,000(1)         100,000(3)         0             0

Jay Zises, IRA                        303,032          151,516(1)         303,032(3)         0             0


(1)      The warrants are exercisable at a price of $1.50 per share of common stock until April, 2005.

(2)      The warrants are exercisable at a price of $1.00 per share of common stock until March, 2004.

(3) Consists of shares of common stock currently owned by the selling stockholders and offered hereby as well as shares of common stock issuable to such selling stockholders upon exercise of warrants currently held and offered hereby by such selling stockholders.

(4)      Includes a right to acquire 1,363,637 shares of common stock in April, 2001.


                              PLAN OF DISTRIBUTION

         The common stock being offered by the selling stockholders will be sold in one or more transactions (which may involve block transactions) on the OTC Bulletin Board or on another market on which the common stock may from time to time be trading, in privately-negotiated transactions, through the writing of options on the common stock, short sales, or any combination thereof. The sale price to the public may be the market price prevailing at the time of sale, a price related to the prevailing market price, or any other price as the selling stockholders determine from time to time. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of common stock if they deem the purchase price to be unsatisfactory at any particular time.

         The selling stockholders may also sell the common stock directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Brokers acting as agents for the selling stockholders will receive usual and customary commissions for brokerage transactions, and market makers and block purchasers purchasing the common stock will do so for their own account and at their own risk. It is possible that the selling stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. In addition, the selling stockholders (or their successors in interest) may enter into hedging transactions with broker-dealers who may engage in short sales of common stock in the course of hedging the positions they assume with a selling stockholder. There can be no assurance that all or any of the common stock offered hereby will be issued to, or sold by, the selling stockholders.

         The selling stockholders and any other persons participating in the sale or distribution of the common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. These rules may limit the timing of purchases and sales of any of the common stock by the selling stockholders or any other person participating in the distribution. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other market activities with respect to the common stock for a specified period of time before the distribution begins. These restrictions may reduce the marketability of the common stock.

         We  have  agreed  to  indemnify   the  selling   stockholders   against
potentially significant liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         Certain legal matters with respect to the shares of common stock and the shares issuable upon exercise of the warrants offered hereby have been passed upon for the Company by Duane, Morris & Heckscher LLP, New York, New York.

                                     EXPERTS

KPMG LLP, independent auditors, have audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this registration statement. Our financial statements are incorporated by reference on KPMG LLP's report, given on their authority as experts in accounting and auditing.

         NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

         TABLE OF CONTENTS                                      PAGE

         The Company ......................................       2
         Risk Factors .....................................       2
         Where You Can Find More Information ..............      11
         Use of Proceeds ..................................      11
         Selling Stockholders .............................      12
         Plan of Distribution .............................      16
         Legal Matters ....................................      16
         Experts ..........................................      16







                            INTERFERON SCIENCES, INC.

                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS

                            ------------------------

                                 August __, 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the various expenses to be paid by the Company in connection with the issuance and distribution of the securities being registered hereby. All the amounts are estimates, except the commission registration fee. The selling stockholders will bear the cost of all selling commissions and underwriting discounts with respect to the sale of any securities by them.

         Securities and Exchange Commission registration fee     $9,600.94
         Legal fees and expenses ........................
         Accounting and Miscellaneous expenses...........

                  Total.....................................     $
                                                                 =========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article 9 of the Company's Restated Certificate of Incorporation provides that the Company shall, to the full extent then permitted by law, indemnify all persons whom it may indemnify pursuant thereto. In addition,
Article 10 of the Company's Restated Certificate of Incorporation eliminates personal liability of its directors to the full extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware.

         Section 145 of the General Corporation Law of the State of Delaware permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

         Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

         The Company currently has a $5,000,000 directors' and officers' liability insurance policy.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a) Exhibits

Exhibit
Number            Exhibit Description
5                 Opinion of Duane, Morris & Heckscher LLP (to be filed by amendment).

23.1              Consent of KPMG LLP, as independent auditors for the Company.

23.2              Consent of Duane, Morris & Heckscher LLP (included in their opinion to be filed as
                  Exhibit 5).

24*               Powers of Attorney (included in the Signature Page to this Registration Statement).

 *Filed herewith.

ITEM 17.  UNDERTAKINGS

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section
                  10(a)(3) of the Securities Act of 1933.

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs iscontained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Middlesex, State of New Jersey on August 4, 2000.

                                            INTERFERON SCIENCES, INC.





                                            By   /s/ Lawrence M. Gordon

                                            ----------------------------
                                            Lawrence M. Gordon
                                            Chief Executive Officer

                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Lawrence M. Gordon, Stanley G. Schutzbank, Ph.D., and Samuel H. Ronel, Ph.D., and each of them, with full power of substitution and resubstitution and each with full power to act without the other, his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission or any state, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: August 4, 2000                    /s/ Lawrence M. Gordon
                                            ----------------------
                                            Lawrence M. Gordon
                                            Chief Executive Officer and Director
                                            (Principal Executive Officer)



Date: August 4, 2000                    /s/ Donald W. Anderson
                                            ----------------------
                                            Donald W. Anderson
                                            Controller
                                    (Principal Accounting and Financial Officer)



Date: August 4, 2000                    /s/ Stanley G. Schutzbank
                                            ----------------------
                                            Stanley G. Schutzbank, Ph.D.
                                            President and Director



Date: August 4, 2000                    /s/ Samuel H. Ronel
                                            ----------------------
                                            Samuel H. Ronel, Ph.D.
                                            Chairman of the Board



Date: August __, 2000
                                            ----------------------
                                            Sheldon Glashow, Ph.D.
                                            Director


                                  EXHIBIT INDEX

Exhibit
Number            Exhibit Description

5                 Opinion of Duane, Morris & Heckscher LLP (to be filed by amendment).

23.1              Consent of KPMG LLP, as independent auditors for the Company.

23.2              Consent of Duane, Morris & Heckscher LLP (included in their opinion to be filed as
                  Exhibit 5).

24*               Powers of Attorney (included in the Signature Page to this  Registration Statement).

*Filed herewith.